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                                                                    EXHIBIT 10.3

                     OPTICAL SYSTEMS, INC. AND NEWSOFT GmbH
                             JOINT VENTURE AGREEMENT

         AGREEMENT, dated as of this 8th day of April, 1998, by and among Optical Systems, Inc., a Florida corporation having offices located at Raritan Plaza II, Raritan Center, Fieldcrest Avenue, Edison, New Jersey 08818 ("OSI"), and NewSoft GmbH, having its place of business at Am Altenrod 7, 35321 Laubach, ("NEWSOFT").

         WHEREAS, OSI and NEWSOFT recognize the mutual benefits of entering into this Joint Venture Agreement and based on the foregoing, OSI and NEWSOFT have agreed to formalize their agreement to form a Joint Venture.

1.       INTRODUCTION

         a. NEWSOFT GmbH, is an international company that was established in 1996 and has successfully provided solutions for disaster recovery services and has been in the year 2000 market for the past 1 1/2 years. NewSoft also provides consulting services in the area of mainframe and client server applications throughout Europe.

         b. OPTICAL SYSTEMS, INC. Optical Systems Inc. which became a publicly traded entity on September 15th, 1997, through a "504" public offering, is an Information Technology (IT) solutions provider with proven capabilities in network consulting, internet/intranet services, imaging and document management. The company has been assisting corporations in moving, storing and accessing information in an effective low cost manner. OSI has recently introduced its proprietary magnetic media migration tool "SafeCD(TM)". OSI has fortuitously aligned itself with major Year 2000 tool vendors.

2.       PARTIES OBLIGATIONS

         a. NEWSOFT's OBLIGATIONS NewSoft agrees to provide approximately 50 sq. meters of office space for the implementation of an OSI/NEWSOFT Year 2000 Code Conversion Factory for source code renovation for their customers. OSI will use a portion of the space for office space to be used by its own staff when necessary. NewSoft will



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         authorize OSI to have a presence at this location by allowing the use of an OSI company sign and allow OSI to have the use of the current address for advertising and mail delivery. NewSoft will make available the ability for OSI to have a telephone line, at OSI's expense, to be used for incoming and outgoing OSI calls.

         NewSoft will be responsible for all marketing and sales activities throughout Europe, the Middle East and future agreed upon markets for all the products and services which OSI can provide.

         NewSoft will also be able and willing to participate in the marketing and establishment of other operations in countries where OSI is not currently represented, but where NewSoft has both the contacts and in some cases partners, or where both parties may deem to establish joint efforts.

         b. OSI'S OBLIGATIONS   OSI agrees to provide all necessary software to
         successfully implement a year 2000 code conversion factory. OSI will provide the appropriate training, for those year 2000 products which OSI is contractually bound, necessary for the NEWSOFT staff.

         OSI will provide all the necessary software, and training necessary to perform a comprehensive demonstration for the SafeCD(TM) product so NEWSOFT can perform demonstrations of the product on demand.

         c. JOINT OBLIGATIONS   Both OSI and NewSoft agree to jointly
         participate in advertising via media, trade shows, or in any other manner that would further the success of the venture.

         OSI and NewSoft will jointly provide materials, software, training, and installation support for any products agreed to be marketed, installed and supported by either party in agreed upon markets. These products to be defined and either party to provide the other with approval from the original product manufacturers to sell, install, and support such products in the agreed upon markets.

3.       TERM OF JOINT VENTURE   This Joint Venture will remain in effect for an
         initial twenty-four (24) months. NEWSOFT and OSI will, at the end of the twenty-four (24) month term, evaluate whether and on what terms they will continue their Joint Venture.




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4.       REVENUE/COMPENSATION STREAMS

         a.       REVENUE FROM SAFECD(TM) SALES

                  If NEWSOFT closes an account without having OSI be involved
                  (meaning onsite) then NEWSOFT will receive      % of the
                  revenue from the sale price of the software.

                  If NEWSOFT requires OSI to take part in the closing of the sale (meaning OSI must provide onsite help) the NEWSOFT will
                  receive     % of the revenue from the sale price of the
                  software.

                  Training and installation will be either the responsibility of NEWSOFT at their current rates or if OSI has to perform installation and or training OSI will charge their current billing rates plus any travel.

         b.       REVENUE FROM Y2K FACTORY

                  Any business that comes in through a NewSoft customer contact, the OSI/NewSoft factory will pay the current royalty costs to the software supplier through OSI, under the same payment terms as indicated in the appropriated software agreement, as specified in the then existing contract (agreement) negotiated, and pay out any direct overhead costs and then
                  split     of the remaining revenue between OSI and NewSoft.
                  Other revenue split can be negotiated between OSI and NewSoft on a project by project basis.

         C.       REVENUE FROM OTHER JOINT SERVICES

                  Revenue sharing for these services will be prepared and negotiated on a project by project basis.

5.       OWNERSHIP OF PROPRIETARY MATERIALS

         a. OSI's PROPRIETARY MATERIALS   NEWSOFT acknowledges that OSI is and
         will remain the owner of all right, title and interest in and to its proprietary materials, whether previously existing or hereinafter conceived,



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         created,  developed,  made or  acquired  by OSI.  NEWSOFT  shall obtain no right or title in and to OSI's proprietary materials.

         b. NEWSOFT'S PROPRIETARY MATERIALS OSI acknowledges that NEWSOFT is and will remain the owner of all right, title and interest in and to its proprietary materials, whether previously existing or hereinafter conceived, created, developed, made or acquired by NewSoft. OSI shall obtain no right or title in and to NewSoft's proprietary materials.

6.       CONFIDENTIALITY   Each party agrees that it will maintain the
confidentiality of any information or materials designated by the other party as constituting confidential information including, without limitation, customer lists, trade secrets and other proprietary and confidential information.

If the foregoing correctly sets forth the understanding between us, please sign the form of acceptance on the enclosed copy of this letter and return the signed copy to me.

Very truly yours,

/s/ Warren R. Zimmerman
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Warren R. Zimmerman
President/CEO
OPTICAL SYSTEMS, INC.


ACKNOWLEDGED AND AGREED:

Nigel M. Kaufman
Director
NEWSOFT GMBH, INC.

By: /s/ Nigel M. Kaufman
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Printed Name:
             ----------------------------

Title:    Director
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Date:   8/4/98
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